_________________________________________________________________
_________________________________________________________________

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                     _______________________

                         SCHEDULE 13E-4

                  ISSUER TENDER OFFER STATEMENT
                (Pursuant to Section 13(e) of the
                Securities Exchange Act of 1934)

             FOOD COURT ENTERTAINMENT NETWORK, INC.
                        (Name of Issuer)

                        (AMENDMENT NO. 1)

             FOOD COURT ENTERTAINMENT NETWORK, INC.
              (Name of Person(s) Filing Statement)

              CLASS A WARRANTS AND CLASS B WARRANTS
                 (Title of Class of Securities)

                  CLASS A WARRANTS 344690 11 0
                  CLASS B WARRANTS 344690 12 8
                    _________________________

              (CUSIP Number of Class of Securities)

                      MR. JAMES N. PERKINS
              PRESIDENT AND CHIEF EXECUTIVE OFFICER
             FOOD COURT ENTERTAINMENT NETWORK, INC.
                220 EAST 42ND STREET, 16TH FLOOR
                    NEW YORK, NEW YORK 10017
                         (212) 983-4500

   (Name, Address and Telephone Number of Person Authorized to
         Receive Notice and Communications on Behalf of
                   Person(s) Filing Statement)

                            COPY TO:

                   STEPHEN F. RITNER, ESQUIRE
                          STEVENS & LEE
                 ONE GLENHARDIE CORPORATE CENTER
                          P.O. BOX 236
                    WAYNE, PENNSYLVANIA 19087
                         (610) 964-1480

                         AUGUST 25, 1997
          (Date Tender Offer First Published, Sent or
                   Given to Security Holders)

                    CALCULATION OF FILING FEE

TRANSACTION VALUATION*                  AMOUNT OF FILING FEE

     $1,581,363                              $316.33

_______________

* For purpose of calculation of a filing fee only. The amount of the filing fee equals 1/50 of 1% of the value of the securities to be exchanged. There is a public market for the securities to be exchanged. Accordingly, the transaction value is based upon the market value of the Class A Warrants and Class B Warrants based on the closing price of the Class A Warrants and Class B Warrants on the Nasdaq SmallCap Market as of August 22, 1997.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid: N/A                   Filing party: N/A
Form or registration No.: N/A                 Date filed: N/A

     Food Court Entertainment Network, Inc. hereby amends and supplements its Statement on Schedule 13E-4 filed with the Securities and Exchange Commission on August 25, 1997. The Exchange Offer has been extended until 5:00 p.m., New York City time, on October 27, 1997. All other terms and conditions contained in the Exchange Offer remain unchanged.
Exhibits (a)(7) (Press Release dated September 25, 1997) and
(a)(8) (Form of Letter to Holders of Warrants dated September 25,
1997), each reflecting the extension of the expiration date of the Exchange Offer, are included herewith.

ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS

     *(a)(1)   Offer to Exchange dated August 25, 1997.

     *(a)(2)   Form of Letter of Transmittal dated August 25,
               1997.

     *(a)(3)   Form of Notice of Guaranteed Delivery dated
               August 25, 1997.

     *(a)(4) Form of Letter to Holders of Warrants from the President of the Company.

     *(a)(5) Form of Letter to the Holders of Warrants from Brokers and Instructions from Holders of Warrants to Broker regarding exchange.

     *(a)(6)   Press Release dated August 25, 1997.

      (a)(7)   Press Release dated September 26, 1997.

      (a)(8)   Form of Letter to the Holders of Warrants dated
               September 25, 1997.

      (b) Not applicable.

      (c) Not applicable.

      (d) Not applicable.

      (e) Not applicable.

      (f) Not applicable.

______________________________
*  Previously filed.

                            SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                              FOOD COURT ENTERTAINMENT

Dated:  September 25, 1997
                              By: /s/ James N. Perkins
                              James N. Perkins
                              President and Chief Executive
                              Officer

                          EXHIBIT INDEX


EXHIBIT
NUMBER                        DESCRIPTION

     *(a)(1)   Offer to Exchange dated August 25, 1997.

     *(a)(2)   Form of Letter of Transmittal dated August 25,
               1997.

     *(a)(3)   Form of Notice of Guaranteed Delivery dated
               August 25, 1997.

     *(a)(4) Form of Letter to Holders of Warrants from the President of the Company.

     *(a)(5) Form of Letter to the Holders of Warrants from Brokers and Instructions from Holders of Warrants to Broker regarding exchange.

     *(a)(6)   Press Release dated August 25, 1997.

      (a)(7)   Press Release dated September 26, 1997.

      (a)(8)   Form of Letter to the Holders of Warrants dated
               September 25, 1997.

      (b) Not applicable.

      (c) Not applicable.

      (d) Not applicable.

      (e) Not applicable.

      (f) Not applicable.

______________________________
*  Previously filed.